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                                                                   EXHIBIT 3(n)



                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         TEXAS INSTRUMENTS INCORPORATED


               TEXAS INSTRUMENTS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

               DOES HEREBY CERTIFY:

               FIRST: That the first sentence of Article Fourth of the Restated Certificate of Incorporation as heretofore amended is hereby amended to read as follows:

         "The total number of shares of all classes of stock which the company shall have authority to issue is Two Billion Four Hundred and Ten Million (2,410,000,000) shares, of which Ten Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and two billion four hundred million (2,400,000,000) shall be Common Stock with a par value of $1.00 per share."

               SECOND: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this Certificate to be signed by Thomas J. Engibous, Chairman of the Board, President and Chief Executive Officer, this 20th day of April, 2000.

                                             TEXAS INSTRUMENTS INCORPORATED


                                             By: /s/ THOMAS J. ENGIBOUS
                                                -------------------------------
                                                Thomas J. Engibous,
                                                Chairman of the Board,
                                                President and
                                                Chief Executive Officer